Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter and Fiscal Year Ended December 31, 2022

Chicago, IL, March 31, 2023 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2022.

“The second half of fiscal 2022 proved to be challenging in our industry as many tech companies, as well as companies in other industries, were hit hard by the financial and economic impact of the current economy. Hiring practices have slowed, but the need for diversification in the workforce is still in demand. Even with the current slowdown, we continue to build our infrastructure to be ready when the economy rights itself. “ said Adam He, CEO of Professional Diversity Network. “We still remain focused on building up core operations, capitalizing on strategic opportunities, and maximizing shareholder value. This is evident with the acquisition of Expo Experts at the beginning of fiscal 2023, and the recently announced acquisition of an additional 20% interest in RemoteMore in March 2023, bringing our current interest in RemoteMore to approximately 66%, as well as increasing our internal sales and support staff.”

January 5, 2023, the Company a 2-for-1 reverse stock split, through which each two shares of common stock issued and outstanding were combined and changed into one share of common stock. All share amounts and share prices in this press release and in our recently filed Form 10-K have been adjusted to give effect to the reverse stock split.

Fourth Quarter Financial Highlights:

●	Total consolidated revenues for the three months ended December 31, 2022 increased $0.5 million, or 33 percent, as compared to the same period in the prior year. The RemoteMore segment recorded $0.8 million in revenues in the period compared to $0.3 million in the same period of the prior year. PDN Network segment revenues increased $0.1 million, or 9 percent compared to revenues during the same period in the prior year. The NAPW segment decreased approximately $0.1 million as compared to the same period in the prior year.

●

On December 31, 2022, cash balances were approximately $1.2 million as compared to $3.4 million on December 31, 2021. Working capital deficit from continuing operations on December 31, 2022, was approximately $0.2 million as compared to a working capital surplus of $0.8 million on December 31, 2021.

●	In December 2022, the Company entered into a stock purchase agreement with Ms. Hongjun Chen, in which the Company sold 1,162,791 shares of its common stock at a price per share of $0.86 for gross proceeds of approximately $1,000,000.

Financial Results for the Three Months Ended December 31, 2022

Revenues

Total revenues for the three months ended December 31, 2022 increased approximately $480,000, or 32.6 percent to approximately $1,951,000 from approximately $1,471,000 during the same period in the prior year. The increase was predominately attributable to approximately $480,000 of additional contracted software development revenue related to RemoteMore, as compared to the same period in the prior year.

During the three months ended December 31, 2022, our PDN Network generated approximately $1,058,000 in revenues compared to approximately $967,000 in revenues during the three months ended December 31, 2021, an increase of approximately $91,000 or 9.4 percent.

During the three months ended December 31, 2022, NAPW Network revenues were approximately $129,000, compared to revenues of approximately $220,000 during the same period in the prior year, a decrease of approximately $91,000 or 41.4 percent.

During the three months ended December 31, 2022, RemoteMore revenue was approximately $764,000, compared to revenues of approximately $284,000 during the same period in the prior year, an increase of approximately $480,000.

Costs and Expenses

Cost of revenues during the three months ended December 31, 2022 was approximately $1,237,000, an increase of approximately $581,000, or 88.6 percent, from approximately $656,000 during the same period of the prior year. The increase was predominately attributed to approximately $402,000 of contracted software development costs related to RemoteMore.

General and administrative expenses decreased by approximately $215,000, or 16.3 percent, to approximately $1,105,000 during the three months ended December 31, 2022, as compared to the same period in the prior year.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the three months ended December 31, 2022, we incurred a net loss of approximately $1,055,000 from continuing operations, a reduction in the net loss of approximately $372,000 or 26.1 percent, compared to a net loss of approximately $1,427,000 during the three months ended December 31, 2021.

Financial Results for the Year Ended December 31, 2022

Revenues

Total revenues for the year ended December 31, 2022 increased approximately $2,215,000, or 36.3%, to approximately $8,314,000 from approximately $6,099,000 during the prior year. The increase was predominately attributable to an approximate $2,343,000 of additional contracted software development revenue related to RemoteMore, as compared to the same period in the prior year as RemoteMore began operations on September 20, 2021.

During the year ended December 31, 2022, our PDN Network generated approximately $5,029,000 in revenues compared to approximately $4,811,000 in revenues during the year ended December 31, 2021, an increase of approximately $218,000 or 4.5 percent.

During the year ended December 31, 2022, NAPW Network revenues were approximately $639,000, compared to revenues of approximately $985,000 during the prior year, a decrease of approximately $346,000 or 35.1 percent.

During the year ended December 31, 2022, RemoteMore revenue was approximately $2,646,000, compared to revenues of approximately $303,000 during the prior year, an increase of approximately $2,343,000. This is due to the current period having a full year of operations versus the same period in 2021 which only had approximately three months of operations from the acquisition date of September 20, 2021.

Costs and Expenses

Cost of revenues during the year ended December 31, 2022 was approximately $4,260,000, an increase of approximately $2,736,000, or 179.5 percent, from approximately $1,524,000 during the prior year. The increase was predominately attributed to approximately $2,078,000 of additional contracted software development costs related to RemoteMore.

General and administrative expenses decreased by approximately $1,049,000, or 22.7 percent, to approximately $3,574,000 during the year ended December 31, 2022, as compared to the prior year. The decrease was predominately due to settlement of litigation resulting in a one-time, non-cash gain of approximately $908,000.

Net Loss from Continuing Operations

During the year ended December 31, 2022, we incurred a net loss of approximately $3,092,000 from continuing operations, an increase in the net loss of approximately $232,000 or 8.1 percent, compared to a net loss of approximately $2,860,000 during the same period in the prior year.

Summary Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	December 31, 2022	December 31, 2021
Current Assets:
Cash and cash equivalents	$1,237	$3,403
Other current assets	2,020	2,194
Total current assets	$3,257	$5,597
Long-term assets	3,579	3,388
Total Assets	$6,836	$8,985

Total current liabilities	$3,943	$5,180
Total long-term liabilities	584	697
Total liabilities	$4,527	$5,877

Total stockholders’ equity	2,546	2,791
Total stockholders’ equity – noncontrolling interests	(237)	317
Total liabilities and stockholders’ equity	$6,836	$8,985

Summary of Financial Operations

	Year Ended December 31,		Change	Change
	2022	2021	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$639	$985	$(346)	(35.1)%
Recruitment services	4,862	4,647	215	4.6%
Contracted software development	2,646	303	2,343	773.3%
Consumer advertising and marketing solutions	167	164	3	1.8%
Total revenues	$8,314	$6,099	$2,215	36.3%

Cost and expenses:
Cost of revenues	$4,260	$1,524	$2,736	179.5%
Sales and marketing	2,806	2,457	349	14.2%
General and administrative	3,574	4,623	(1,049)	(22.7)%
Depreciation and amortization	776	385	391	101.6%
Total pre-tax cost and expenses:	$11,416	$8,989	$2,427	27.0%

Loss from continuing operations, net of tax	$(3,092)	$(2,860)	$(232)	(8.1)%

Basic and diluted loss per share:
Continuing operations	$(0.39)	$(0.41)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	8,195,282	7,221,739

	Three Months Ended December 31,		Change	Change
	2022	2021	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$129	$220	$(91)	(41.4)%
Recruitment services	1,022	952	70	7.4%
Products sales and other	764	284	480	169.0%
Consumer advertising and marketing solutions	36	15	21	140.0%
Total revenues	$1,951	$1,471	$480	32.6%

Cost and expenses:
Cost of revenues	$1,237	$656	$581	88.6%
Sales and marketing	627	631	(4)	(0.6)%
General and administrative	1,105	1,320	(215)	(16.3)%
Depreciation and amortization	30	297	(267)	(89.9)%
Total pre-tax cost and expenses:	$2,999	$2,904	$95	3.3%

Loss from continuing operations, net of tax	$(1,055)	$(1,427)	$372	26.1%

Basic and diluted loss per share:
Continuing operations	$(0.12)	$(0.21)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	9,357,055	6,736,193

Summary of Cash Flows from Continuing Operations

	Year Ended December 31,
Cash (used in) provided by continuing operations	2022	2021
Operating activities	$(2,250)	$(1,841)
Investing activities	(61)	(1,288)
Financing activities	145	4,445
Net increase in cash and cash equivalents from continuing operations	$(2,166)	$1,316

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following non-GAAP financial information in the tables that follow are reconciled to comparable information presented using GAAP, derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.

The adjustments for the three months and year ended December 31, 2021 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax benefit.

The adjustments for the three months and year ended December 31, 2022 relate to stock-based compensation, litigation settlement reserves, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax benefit.

	Three Months Ended December 31,
	2022	2021
	(in thousands)
Loss from Continuing Operations	$(1,055)	$(1,427)
Stock-based compensation	42	198
Litigation settlement reserve	-	100
Loss attributable to noncontrolling interest	46	174
Depreciation and amortization	30	297
Other (expense) income, net	9	(3)
Income tax expense (benefit)	23	(3)
Adjusted EBITDA	$(905)	$(664)

	Year Ended December 31,
	2022	2021
	(in thousands)
Loss from Continuing Operations	$(3,092)	$(2,861)
Stock-based compensation	481	634
Litigation settlement reserve	(909)	175
Loss attributable to noncontrolling interest	555	193
Depreciation and amortization	776	385
Other (expense) income, net	4	(8)
Income tax benefit	(13)	(22)
Adjusted EBITDA	$(2,198)	$(1,504)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including National Association of Professional Women (NAPW) and its brand, International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ+ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdnusa.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released March 31, 2023